Exhibit (a)(1)(J)

Offer to Purchase for Cash
by

P.A.M. TRANSPORTATION SERVICES, INC.

of
Up to 425,000 Shares of its Common Stock
at a Purchase Price Not Greater Than $34.00 Nor Less Than $31.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., EASTERN TIME, ON APRIL 5, 2016,
UNLESS THE OFFER IS EXTENDED.

March 18, 2016

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

On February 18, 2016, P.A.M. Transportation Services, Inc., a Delaware corporation (the “Company”), distributed documentation relating to the Company’s offer to purchase for cash up to 325,000 shares of its common stock, par value $0.01 per share, net to the seller in cash, less any applicable withholding taxes and without interest, at a price not greater than $30.00 nor less than $27.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 18, 2016 (the “Original Offer to Purchase”) and the related Letter of Transmittal. The Offer was originally scheduled to expire at the end of the day, 12:00 Midnight, Eastern Time, on March 17, 2016.

The Company has increased the Offer to up to 425,000 shares of common stock and increased the purchase price at which stockholders may tender their shares to a price not greater than $34.00 nor less than $31.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Original Offer to Purchase, as amended and supplemented by the Supplement to the Offer to Purchase, dated March 18, 2016 (together, the “Offer to Purchase”). The Company has also extended the Expiration Time of the Offer to 5:00 p.m., Eastern Time, on April 5, 2016.

The Original Offer to Purchase has been amended and supplemented by the enclosed Supplement to the Offer to Purchase and the related amended Letter of Transmittal (the “Amended Letter of Transmittal”). The Offer to Purchase and the Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, together constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

ALL PREVIOUS TENDERS OF SHARES BY STOCKHOLDERS PURSUANT TO THE INSTRUCTION FORM PREVIOUSLY PROVIDED TO THEM BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES ARE INVALID. FOR THESE STOCKHOLDERS, IF THEY HAVE ALREADY PROVIDED US WITH INSTRUCTIONS IN CONNECTION WITH THE ORIGINAL OFFER TO PURCHASE, THOSE INSTRUCTIONS ARE NO LONGER EFFECTIVE. IN ORDER TO PROPERLY TENDER THEIR SHARES THEY MUST PROVIDE US WITH NEW INSTRUCTIONS BY COMPLETING A NEW INSTRUCTION FORM AND DELIVERING IT TO US BEFORE THE EXPIRATION TIME OF THE OFFER.

Enclosed with this letter are copies of the following documents:

1.	Supplement to the Offer to Purchase dated March 18, 2016;
2.	Amended Letter of Transmittal, for your use in accepting the Offer and tendering shares of and for the information of your clients;
3.	Form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.	Amended Notice of Guaranteed Delivery with respect to shares, to be used to accept the Offer in the event you are unable to deliver the share certificates, together with all other required documents, to the Depositary before the Expiration Time, or if the procedure for book-entry transfer cannot be completed before the Expiration Time.

Certain conditions to the Offer are described in Section 6 of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern Time, on April 5, 2016, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Amended Letter of Transmittal (see Instruction 7 of the Amended Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.